Exhibit 10.30

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IMMUNOME, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO IMMUNOME, INC. IF PUBLICLY DISCLOSED.

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT is made as of this 8th day of November, 2016 (the “Effective Date”) by and between Arrayjet Limited, a company incorporated under the Companies Acts in Scotland, UK [***], and its affiliates, (“Arrayjet”) and Immunome, Inc., a Delaware corporation with an address at 3001 Market Street, Suite 140, Philadelphia, PA 19104 (“Immunome”).

BACKGROUND

Arrayjet is a contract research organization engaged in providing services including, without limitation, discovery, development and related services. Immunome desires Arrayjet to provide and Arrayjet agrees to provide the services described in this Agreement (the “Services”) pursuant to the terms and conditions of this Agreement.  The Services shall consist of individual studies or projects (each, a “Study”) defined in the Supporting Documents (as hereinafter defined).  In consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.The Study.  Arrayjet shall render the Services as set forth in a Protocol and/or Statement/Scope of Work (the “Supporting Documents”).  A “Statement/Scope of Work” shall mean an attachment to this Agreement describing the nature, design and scope of the Study and the schedule of work to be performed by Arrayjet for Immunome.  The Supporting Documents when signed by Arrayjet and Immunome shall be incorporated into and made a part of this Agreement.  To the extent there is a conflict in the language of this agreement and that of the Supporting Documents, the language of the Supporting Documents shall take precedence.
2.Conduct of Services.
2.1Arrayjet will maintain industry standards of professional conduct in the performance of the Study and in the preparation of all related reports.  Arrayjet and Immunome will adhere to all material government laws, rules and regulations considered reasonably applicable to the conduct of the Study (“Applicable Law”).
2.2Arrayjet will conduct the Study in accordance with the Supporting Documents, which may be amended from time to time upon the mutual agreement of Arrayjet and Immunome.  Arrayjet agrees not to intentionally change or deviate in any material manner from the Supporting Documents without Immunome’s prior approval.  Deviations from the Supporting Documents may be made in an emergency without Immunome’s approval, provided that Arrayjet shall use commercially reasonable efforts to obtain Immunome’s verbal approval, which shall be subsequently confirmed by Immunome in writing.

3.Personnel.  Arrayjet will arrange for qualified personnel to support Arrayjet’s obligations under this Agreement.  To the best of Arrayjet’s knowledge, Arrayjet confirms that none of its employees who are to participate in a Study have been associated with any known incidences of scientific misconduct or malfeasance.
4.Inspections.
4.1Upon reasonable advance notice, Arrayjet will permit Immunome and/or its designated representatives (provided such representatives are not competitors of Arrayjet), during normal business hours and at mutually agreeable times, to visit Arrayjet facilities where the Study is taking place solely to monitor Arrayjet’s performance of the Study.
4.2Arrayjet will notify Immunome as soon as practical in the event of any regulatory inspection of Arrayjet’s facilities that directly impacts a Study.  In the event of an inspection of the Study by a regulatory or administrative agency, Arrayjet will, to the extent permissible under Applicable Law, consult with and allow Immunome to review and comment on any responses to such agency related to the inspection.
5.Records and Reports.
5.1Arrayjet will keep complete and accurate records of the status and progress of the Study as required by the Supporting Documents.
5.2At Immunome’s cost and expense, if Applicable Law or Immunome requires Immunome’s property to be held by Arrayjet, Arrayjet shall store Immunome’s property as agreed upon in the Supporting Documents and in accordance with Arrayjet’s standard archiving terms and conditions set forth on Exhibit A attached hereto and made a part hereof.  Upon reasonable advance notice, provided that Immunome is not in default hereunder or under any of the Supporting Documents, Immunome shall have reasonable access to such material, and shall have the right to obtain photocopies of the raw data and supporting documentation, at Immunome’s expense.
6.Compensation.
6.1Immunome will pay Arrayjet as set forth in the Supporting Documents pursuant to the terms of the Supporting Documents.  Arrayjet may elect to cease or suspend work on a Study or withhold required reports or other deliverables if Immunome does not make payments when due and payable.
6.2Immunome and Arrayjet agree that neither Immunome nor Arrayjet should receive a benefit or a detriment from differences arising from variations between foreign currency exchange rates for the currencies used for this project and those existing at the dates of the actual invoices, as published in the Wall Street Journal.  If such a difference is larger than [***], Immunome and Arrayjet have the right to request a re-evaluation of the future billing rates based on the work performed by Arrayjet after such a difference is observed.
6.3All Value Added Taxes, sales taxes and any other taxes required by Applicable Law shall be paid by Immunome.

7.Confidentiality.
7.1The parties may exchange proprietary, business and confidential information during the term of this Agreement, including without limitation, the existence and terms of this Agreement.  Each party will use its commercially reasonable efforts to maintain such information in confidence and will employ reasonable and appropriate procedures to prevent its unauthorized publication or disclosure, and in any event efforts and procedures no less onerous than those which each party would apply to its own such information.  Each party shall ensure that its employees, officers, representatives or advisers to whom it discloses the other party’s information comply with this section 7.  Except as expressly authorized in writing, neither party shall use the other party’s proprietary, business or confidential information for any purpose other than in performance of this Agreement.
7.2In the event of site visits to the other party’s facilities, each party agrees to protect any confidential information with which each party’s representatives may come in contact, by any means and for whatever purpose, during visits to the other party’s facilities in accordance with the level of protection required by this Section 7.  Each party agrees to communicate the substance of this provision to any of its employees and representatives that will be visiting the other party’s facilities.  The obligations of confidentiality set forth in this Section 7 will survive the termination or expiration of this Agreement for a period of [***].
7.3The confidentiality provisions of this Section 7 shall not apply to any part of such information, which:
(a)	is known to the receiving party at the time it was obtained from the disclosing party;
(b)	is acquired by the receiving party from a third party, and such third party did not obtain such information directly or indirectly from the disclosing party under an obligation not to disclose;
(c)	is or becomes published or otherwise in the public domain other than by violation of this Agreement by the receiving party;
(d)	is independently developed by the receiving party without reference to or reliance upon the information provided by the disclosing party and which the receiving party can demonstrate by appropriate written or recorded evidence; or
(e)	is required to be disclosed by the receiving party to comply with applicable laws or governmental regulations; provided that the receiving party provides prompt written notice of such disclosure to the disclosing party and cooperates with the disclosing party’s reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.
7.4The parties agree that confidential information is not deemed to be in the public domain merely because any part of the information is embodied in general disclosures or because individual features, components, or combinations are now, or become, known to the public.

8.Use of Names.  Neither party will use the other party’s name or the name of any employee of the other party in any advertising, packaging, promotional material, or any other publicity relating to this Agreement, without the prior written approval of the other party.
9.Warranties.
9.1Immunome warrants that it owns all rights, title and interest in or otherwise has the right to use Materials and the intellectual property related thereto, and that Arrayjet’s use of any and all such Materials in connection with any Study will not infringe the intellectual property rights of any third party.
9.2Arrayjet warrants that the Services shall conform to the specifications set forth in the Supporting Documents and the current material applicable standards, regulations and procedures of the appropriate regulatory agencies.  Arrayjet does not warrant or represent that the results of the Study will be acceptable to any regulatory or governmental agency to which they are presented nor that the results of the Study will enable Immunome to further develop, market or otherwise exploit the Materials or any other product or service, and all and any other warranties or representations are expressly excluded by Arrayjet.
10.Limitation of Liability.
10.1Arrayjet will not be liable for [***].
10.2Arrayjet’s liability under this Agreement, regardless of the form of action, shall be limited to [***].
11.Indemnities.
11.1Subject to the limitations of liability contained in Section 10 above, Arrayjet will defend, indemnify, save and hold harmless Immunome and its parent, subsidiaries and affiliates and their respective directors, officers, employees and agents from and against any claims, demands, suits, actions, causes of action, losses, damages and liabilities, including without limitation reasonable attorneys’ fees and any costs and expenses associated with each party’s compliance with a subpoena or other similar legal request related to a Study (“Claims”) arising out of or in connection with or attributable to Arrayjet’s negligence or willful misconduct in performance of the Study, and will pay any costs and damages which may be assessed against them, provided that Arrayjet is given written notice of the Claims to Immunome and is given information, reasonable assistance, and sole authority to defend and/or settle the claim.
11.2Immunome will defend, indemnify, save and hold harmless Arrayjet and its parent, subsidiaries and affiliates and their respective directors, officers, employees and agents from and against any Claims arising out of or in connection with or attributable to (a) the research, development, manufacture, distribution, use, sales or other disposition by Immunome, or any distributor, collaborator, customer, sublicensee, contractor, subcontractor, representative or agent of Immunome, of the Materials and/or any other substances upon which the services of Arrayjet were performed, or (b) any infringement of any third party’s patent rights or unauthorized use or misappropriation of its know-how related to the Study, or (c) personal injury to Immunome’s employees related to contact with animals, tissues, samples or specimens during visits to Arrayjet’s facilities or after delivery of any animals, tissues, samples or specimens to Immunome, or (d) Immunome’s breach of this Agreement, gross negligence or willful misconduct in connection with this Agreement and will pay any costs and damages which may be assessed against them, provided that Immunome is given written notice of the Claims and is given information, reasonable assistance and sole authority to defend and/or settle the claim.
12.Ownership.
12.1Any inventions and/or techniques for carrying out the Services hereunder which relate to the conduct of Arrayjet’s business (the “ArrayJet Inventions or Techniques”) are and shall remain Arrayjet’s exclusive property, including but not limited to; all microarray printing and/or screening processes or techniques, present and future documentation, scientific and technical data, test procedures and other information that is owned or licensed by Arrayjet and that is not developed hereunder.

Any data, discoveries or inventions developed or generated pursuant to this Agreement which relate to the conduct of Immunome’s business or any information or materials provided by Immunome hereunder, including without limitation new data, uses, processes or compositions relating to the information or materials provided hereunder shall be the exclusive property of Immunome.  Arrayjet agrees to assist Immunome in securing for Immunome any patents, copyrights or other proprietary rights in such data, discoveries or inventions, and to perform all acts that may be reasonably required to vest in Immunome all right, title and interest in such data, discoveries or inventions, and Arrayjet shall be compensated for such assistance.  All costs and expenses associated with establishing Immunome’s rights therein shall be Immunome’s responsibility.

12.2Immunome’s area of interest is defined as the screening of human derived hybridoma libraries against cancer cell lysate libraries where the antigen(s) of interest are unknown (“Immunome’s Area of Interest”).
12.3Subject to payment by Immunome of an annual fee of [***]  (the “Fee”), Arrayjet shall not use Arrayjet Inventions or Techniques in Immunome’s Area of Interest with any third party for the duration of this Agreement (“Exclusivity”), such Fee to be due and payable to Arrayjet in cleared funds upon each and every anniversary of the Effective Date for the duration of this Agreement, subject to the provisions of sections 12.4 and 12.5.
12.4The Fee for the first year of Exclusivity shall be paid to Arrayjet upon the date when [***] hybridomas have been screened by Arrayjet on behalf of Immunome.

[***] for the first year after [***] hybridomas have been screened (“Validated Start Date”)

[***] for the second year due on the first anniversary of the “Validated Start Date”

[***] for the third year due on the second anniversary of the “Validated Start Date” and on each and every anniversary thereafter while the agreement is in force.

12.5The Exclusivity and the Fee beyond the duration of the Agreement will be negotiated in good faith by the parties upon receipt of any notice to terminate the Agreement.
12.6There is no obligation on Immunome to seek exclusive access to Arrayjet Inventions or Techniques and in such circumstance Arrayjet shall not be restricted in the promotion or provision of products based on Arrayjet Inventions or Techniques to any third parties whether or not in Immunome’s Area of Interest.
13.Insurance.  Each party shall carry and provide to the other upon request, a copy of its insurance certificate evidencing insurance sufficient to cover its interest or potential liabilities hereunder including, but not limited to worker’s compensation, if applicable, and comprehensive general liability.
14.Term and Termination.
14.1This Agreement will commence on the Effective Date and will continue for [***] from the Effective Date or until terminated by the parties as set forth below.
14.2Unless specified otherwise in the Supporting Documents, Immunome shall have the right to terminate an on-going Study at any time without cause.  In the event a Study is terminated without cause, Arrayjet shall be paid for [***].
14.3Either party may terminate this Agreement upon [***] notice to the other party, provided that Arrayjet completes all Studies in progress, and Immunome makes all payments due to Arrayjet through the termination date as set forth in Section 14.2.
14.4Upon termination, neither party will have any further obligations under this Agreement, except that (i) the liabilities accrued through the date of termination and (ii) the obligations which by their terms survive termination, including the applicable confidentiality, record keeping, regulatory compliance, intellectual property and indemnification provisions of this Agreement, shall survive termination.
15.Dispute Resolution.  The parties shall in the first instance attempt, in good faith, to resolve through negotiations any controversy, claim, or dispute arising out of this Agreement.  In the event that negotiations are not successful, the controversy, claim or dispute shall be submitted to third party mediation upon terms reasonably acceptable to the parties.  If such claim, controversy or dispute is not resolved through mediation, upon written demand of either party, the claim, controversy or dispute shall be submitted to arbitration. Such arbitration shall take place in London, UK and shall proceed in accordance with the laws of the jurisdiction of the State of New York and the London Court of International Arbitration Rules (LCIA).  All costs of such arbitration, except expert fees and attorneys’ fees, shall be shared equally by the parties.
16.Miscellaneous.
16.1Notices.  All notices from one party to the other will be in writing and will be delivered by addressing the same, if to Arrayjet, to the applicable address set forth above and, if to Immunome, to the address first set forth above, or at such other address as either party may specify in writing to the other.  Notices shall be sent by overnight courier, certified mail, return receipt requested, or by other means of delivery requiring a written acknowledged receipt.  All notices shall be effective upon receipt.
16.2Independent Contractor.  The business relationship of Arrayjet to Immunome is that of an independent contractor and not of a partner, joint venturer, employer, employee or any other kind of relationship.  Arrayjet will be solely responsible for expenses and liabilities associated with the employment of its employees.
16.3Assignment.  This Agreement, and the rights and obligations hereunder, may not be assigned or transferred by either party without the prior written consent of the other party, except that either party may assign this Agreement to an affiliated company or in connection with the merger, consolidation or sale of substantially all assets of the party.
16.4Entire Agreement.  This Agreement, together with the Supporting Documents, sets forth the entire agreement and understanding between the parties, superseding any and all previous statements, negotiations, documents agreements and understandings, whether oral or written, as to the subject matter of the Agreement.  No modification or waiver of the provisions of this Agreement shall be valid or binding on either party unless in writing and signed by both parties.  No waiver of any term, right or condition under this Agreement on any one occasion shall be construed or deemed to be a waiver or continuing waiver of any such term, right or condition on any subsequent occasion or a waiver of any other term, right or condition hereunder.
16.5Severability.  In the event that any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and all other provisions will remain in full force and effect.  If any provision of this Agreement is held to be excessively broad, it will be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.
16.6Applicable Law.  This Agreement will in all events and for all purposes be governed by, and construed in accordance with, the laws of the State of New York without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.
16.7Counterparts.  This Agreement may be executed in counterparts, which taken together shall constitute a single legal document.

IN WITNESS WHEREOF, duly authorized representatives of the parties have executed and delivered this Agreement as of the Effective Date.

ArrayjetImmunome, Inc.

By:  [***] By:  /s/ Jane H. Hollingsworth

Print Name:  [***] Print Name:  Jane H. Hollingsworth

Title:  [***] Title:  CEO

Date:  [***] Date:  8 November 2016

EXHIBIT A

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